UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 28, 2006

EQUITY ONE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-13499	52-1794271
(Commission File Number)	(IRS Employer Identification No.

1600 NE Miami Gardens Drive
North Miami Beach, Florida 33179
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (305) 947-1664

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

On August 28, 2006, Equity One, Inc., a Maryland corporation (“Equity One” or the “Company”), entered into a First Amended and Restated Employment Agreement (the “Amended Agreement”) with Jeffrey Olson which amended certain terms of the Employment Agreement (the “Existing Agreement”) with Mr. Olson previously described by Equity One in its Form 8-K filed with the Securities and Exchange Commission on August 8, 2006. The Amended Agreement has an effective date of September 5, 2006 (the “New Effective Date”) rather than January 1, 2007 under the Existing Agreement. Pursuant to the Amended Agreement, Mr. Olson will serve as Consulting Executive Officer of the Company until his appointment as Chief Executive Officer or President of the Company. Under the Amended Agreement, he will be appointed President of the Company no later than January 1, 2007 and Chief Executive Officer of the Company no later than April 1, 2007.

In addition, consistent with the accelerated effectiveness of the Amended Agreement, payment of compensation to Mr. Olson, including his base salary and initial incentive awards, will commence upon on the New Effective Date. He will also receive a prorated cash bonus of at least $161,650 and incentive compensation consisting of options to purchase 64,660 shares of Equity One common stock for the portion of 2006 that the Amended Agreement is effective. Pursuant to the Amended Agreement, Mr. Olson may also be entitled to a deferred signing bonus (the “Deferred Signing Bonus”) equal to 800,000 times the positive difference, if any, between $22.13 and the Company’s 10 day average closing price of the common stock preceding the New Effective Date, rather than January 1, 2007 as provided under the Existing Agreement. The Deferred Signing Bonus will be payable pro rata over a 4-year period commencing on December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY ONE, INC.

Date: August 31, 2006	By:	/s/ Chaim Katzman

Title Chairman and Chief Executive Officer